Exhibit 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and reports evaluating a portion of Cenovus Energy Inc.’s (the “Corporation”) oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2018, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Brian R. Hamm
Brian R. Hamm, P. Eng.
President & CEO

Calgary, Alberta

September 19, 2019

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6 Tel: (403) 262-5506 Fax: (403) 233-2744 www.mcdan.com